Filed Pursuant to Rule 433

Registration No. 333-233593

Issuer Free Writing Prospectus dated June 1, 2020

Relating to Preliminary Prospectus Supplement dated June 1, 2020

Agilent Technologies, Inc.

Pricing Term Sheet

2.100% Senior Notes due 2030

Issuer:	Agilent Technologies, Inc.

Principal Amount:	$500,000,000

Security Type:	Senior Notes

Maturity Date:	June 4, 2030

Coupon:	2.100%

Price to Public:	99.812% of the principal amount

Yield to Maturity:	2.121%

Spread to Benchmark Treasury:	+145 basis points

Benchmark Treasury:	0.625% due May 15, 2030

Benchmark Treasury Price / Yield:	99-18 / 0.671%

Interest Payment Dates:	June 4 and December 4, commencing December 4, 2020

Make-Whole Call:	Prior to March 4, 2030, the greater of par and redemption price at Treasury +25 basis points

Par Call:	On or after March 4, 2030

Trade Date:	June 1, 2020

Settlement Date*:	June 4, 2020 (T+3)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	00846UAM3/ US00846UAM36

Ratings**:	Baa2 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC Wells Fargo Securities, LLC

Co-Managers:	Academy Securities, Inc. HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. Penserra Securities LLC

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 800-294-1322, Mizuho Securities USA LLC at 866-271-7403 or Wells Fargo Securities, LLC toll-free at 800-645-3751.

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